UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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STRATEGIC DIAGNOSTICS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STRATEGIC DIAGNOSTICS INC.

111 Pencader Drive
Newark, Delaware 19702

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 18, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Meeting”) of Strategic Diagnostics Inc. (the “Company”) will be held at the Embassy Suites Newark/Wilmington South, 654 South College Avenue, Newark, Delaware 19713, on Tuesday, May 18, 2010 at 10:00 a.m. local time for the following purposes:

1.	To elect four Class II directors of the Company to serve for a two-year term until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2.	To consider and act upon any other matters which may properly be brought before the Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned, or to which the Meeting may be postponed.

The Board of Directors has fixed March 22, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof. Only holders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy which is being solicited by the Board of Directors and to mail it promptly in the enclosed postage-prepaid envelope. You may revoke your proxy at any time before it is exercised by sending written revocation to the Secretary of the Company, delivering a later-dated proxy or voting in person at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Kevin J. Bratton
Secretary

Newark, Delaware April 19, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. SHAREHOLDERS MAY ALSO VOTE VIA THE INTERNET OR BY USING A TOLL-FREE TELEPHONE NUMBER.  INSTRUCTIONS ON HOW TO VOTE EITHER VIA THE INTERNET OR BY TELEPHONE ARE INCLUDED ON THE PROXY CARD.  IF YOU RETURN YOUR PROXY CARD AND LATER ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY BEFORE IT IS EXERCISED AND VOTE IN PERSON IF YOU WISH.

STRATEGIC DIAGNOSTICS INC.

111 Pencader Drive
Newark, Delaware 19702

PROXY STATEMENT

Proxies and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Strategic Diagnostics Inc. (the “Company” or “SDIX”) for use at the 2010 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 18, 2010, at 10:00 a.m. local time at the Embassy Suites Newark/Wilmington South, 654 South College Avenue, Newark, Delaware 19713, and at any adjournments or postponements thereof (the “Meeting”). At the Meeting, stockholders will be asked to vote upon (i) the election of four Class II directors of the Company and (ii) any other matters properly brought before the Meeting.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 19, 2010. The Board has fixed March 22, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting (the “Record Date”). Only stockholders of record of the Company’s common stock, $0.01 par value (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 20,795,126 shares of the Common Stock outstanding and entitled to vote at the Meeting. Holders of the Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of the Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are each included in the number of shares present at the Meeting for purposes of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Meeting is required for the election of Class II directors and thus, abstentions and broker non-votes have no effect on the outcome of the election of directors.

All shareholders may vote by mail, via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope if voting by mail. Shares represented by a properly executed proxy received prior to the vote at the Meeting and not revoked will be voted at the Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the four nominees for Class II directors of the Company. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record at the close of business on the Record Date may revoke a proxy at any time before it has been exercised in any one of the following manners: by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Meeting. Any stockholder of record at the close of business on the Record Date attending the Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Meeting alone will not constitute revocation of a previously given proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and our 2009 Annual Report are available at www.proxyvote.com.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents, as of the Record Date, information as to (i) the persons or entities known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each director and director nominee, (iii) each of the named executive officers appearing in the Summary Compensation Table under “Executive Compensation” below and (iv) all directors and executive officers of the Company as a group, based on representations of executive officers and directors of the Company and filings received by the Company on Schedule 13D or 13G promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Record Date, the Company had 20,795,126 shares of the Common Stock issued and outstanding. Unless otherwise indicated, the number of shares beneficially owned by the persons or entities named in the table and by all executive officers and directors as a group are presented in accordance with Rule 13d-3 under the Exchange Act and include, in addition to shares issued and outstanding, unissued shares which are subject to issuance upon exercise of options or warrants within 60 days after the Record Date. Such unissued shares are also included in computing the percent of class beneficially owned by such person, but are not included in computing the percent of class beneficially owned by any other person. The address of the individual beneficial owners is in care of the Company at its address listed on the first page of this Proxy Statement unless otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Options Excercisable Within 60 Days After Record Date	Total Beneficial Ownership	Percent of Class

Steven R. Becker	2,226,374	(2)	18,355	2,244,729	10.8%

Herbert Lotman	1,562,798	(3)	76,000	1,638,798	7.9%

Grover C. Wrenn	608,994	(4)	64,000	672,994	3.2%

Morton Collins	426,286	(5)	84,000	510,286	2.4%

Richard van den Broek	218,230	(6)	18,355	236,585	1.1%

Clifford L. Spiro	79,930		34,229	114,159	*

Stephen L. Waechter	78,990		78,334	157,324	*

Francis M. DiNuzzo	37,000		127,500	164,500	*

James W. Stave	31,971		163,731	195,702	*

Kevin J. Bratton	25,000		18,750	43,750	*

Klaus Lindpaintner	25,000		-	25,000	*

Stanley A. Fronczkowski	22,734		-	22,734	*

C. Geoffrey Davis	19,096		17,909	37,005	*

Thomas Bologna	-		5,524	5,524	*

David M. Wurzer	-		5,524	5,524	*

Wayne P. Yetter	-		-	-	*

All officers and directors
as a group (15 persons)	5,362,403		712,211	6,074,614	28.2%

BC Advisors, LLC
300 Crescent Court, Suite 1111
Dallas, Texas 75201	2,186,839	(7)		2,186,839	10.5%

Stephens Investment Management, LLC
One Ferry Building, Suite 255
San Francisco, California 94111	1,930,672	(8)		1,930,672	9.3%

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202	1,714,100	(9)		1,714,100	8.2%

Kleinheinz Capital Partners, Inc.
301 Commerce Street, Suite 1900
Fort Worth, Texas 76102	1,208,886	(10)		1,208,886	5.8%

* Represents less than 1%.

(1)
Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)	Includes 2,186,839 shares held by BC Advisors, of which Mr. Becker is a co- managing member.

(3)
Includes 1,159,400 shares held by various entities under the control of Mr. Lotman and Mr. Lotman’s spouse.  Mr. Lotman left the Board effective on May 12, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders.

(4)	Mr. Wrenn left the Board effective on May 12, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders.

(5)	Includes 101,000 shares held by family members of Mr. Collins. Mr. Collins left the Board effective on May 12, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders.

(6)	Includes 200,000 shares held by HSMR Advisors, LLC, of which Mr. van den Broek is the managing partner.

(7)	The Company has relied solely on a Schedule 13D dated March 12, 2008 for this information.

(8)	The Company has relied solely on a Schedule 13G dated February 4, 2010 for this information.

(9)
The Company has relied solely on a Schedule 13G dated February 12, 2010 for this information. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc., which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with the power to direct investments and/or the sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10)	The Company has relied solely on a Schedule 13G dated February 12, 2010 for this information.

PROPOSAL 1
ELECTION OF A CLASS OF DIRECTORS

The Company’s Board currently consists of eight members. As provided by the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board is divided into two classes of directors with each director serving a two-year term. Each year one class of directors is elected by a stockholder vote. At the Meeting, four Class II directors will be elected to a two-year term. The incumbent nominees for election as a director in Class II are C. Geoffrey Davis, Richard van den Broek and Stephen L. Waechter. Wayne P. Yetter has also been nominated for election. The nominees, if elected, will hold office until the annual meeting in 2012 and until their successor is duly elected and qualified. The Class I members of the Board are Steven R. Becker, Thomas A. Bologna, Francis M. DiNuzzo and David M. Wurzer. The Class I members of the Board are not standing for election and their terms expire in 2011. Clifford Spiro, currently a Class II director, will not be seeking reelection at the meeting. Following the election of the nominees set forth in this Proxy Statement, the Board will consist of eight members.

The affirmative vote of a plurality of the shares of the Common Stock present or represented at the Meeting and entitled to vote is required for the election of the Class II Directors. Unless otherwise instructed, the persons named in the accompanying proxy will vote “FOR” the election of C. Geoffrey Davis, Richard van den Broek, Stephen L. Waechter and Wayne P. Yetter as Class II Directors.

The following table sets forth the name, age and principal occupation of each director, or nominee for director, and the year in which he became a director, if applicable.

Name and Principal Occupation	Age	Director Since

Richard van den Broek (1)	44	2008
Lead Independent Director
Managing Partner – HSMR Advisors, LLC

Steven Becker	43	2008
Founder and Managing Partner - Greenway Capital

Thomas A. Bologna	61	2010
President and CEO – Orchid Cellmark, Inc.

C. Geoffrey Davis (1)	59	2007
President and CEO - Angelica Therapeutics, Inc.

Francis M. DiNuzzo	54	2008
President and CEO of the Company

Stephen L. Waechter (1)	59	2002
Chief Financial Officer – Aeronautical Radio, Inc

David M. Wurzer	51	2010
Managing Director, Investments – Connecticut Innovations

Wayne P. Yetter (1)	64	-
Chief Executive Officer - ProActive for Patients Media, Inc.

(1)	A nominee for election to the Board of Directors.

The Board unanimously recommends a vote for each of the nominees listed above.

Company History

The Company is the surviving entity resulting from the December 30, 1996 merger of Strategic Diagnostics, Inc. (“SDI”) with and into EnSys Corporation (“EnSys”). The surviving entity was then renamed Strategic Diagnostics Inc.

Background of Directors

Richard van den Broek joined the Company as a director in March 2008. Since 2004, Mr. van den Broek has been Managing Partner of HSMR Advisors, LLC, an investment fund focused on the biotechnology industry. From 2000-2003 he was a Partner at Cooper Hill Partners, LLC, an investment fund focused on the healthcare sector. Prior to that Mr. van den Broek had a ten year career as a biotech analyst, starting at Oppenheimer & Co., then Merrill Lynch, and finally at Hambrecht & Quist. He serves as a director of Pharmacyclics, a drug development company, and Pharmaxis (an Australian public company).  Mr. van den Broek is a graduate of Harvard University and is a Chartered Financial Analyst.

Steven R. Becker joined the Company as a director in March 2008. Mr. Becker has served as the managing partner and founder of Greenway Capital, a Dallas based small cap investment fund since September 2004. Greenway focuses primarily on investing in small public companies with a concentration in healthcare and technology businesses. Prior to founding Greenway, Mr. Becker was a partner at the Special Situations Funds, a New York City based asset manager. Mr. Becker joined Special Situations in April 1997 and ran the Special Situations Private Equity Fund since its inception. Prior to joining Special Situations, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities. He began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker currently serves as a Director of Plato Learning, a publicly traded educational software company. Mr. Becker received a B.A. from Middlebury College and a J.D. from the University of Florida.

Thomas A. Bologna joined the Company as a director in February 2010.  Since 2006, Mr. Bologna has been President and Chief Executive Officer and a member of the Corporate Board of Directors of Orchid Cellmark, Inc., a leading international DNA testing company with its headquarters in Princeton, New Jersey.  Prior to joining Orchid Cellmark, Inc., Mr. Bologna served as President, CEO and a director of Quorex Pharmaceuticals, Inc.  Mr. Bologna also served as Chairman of the Board, President and Chief Executive Officer of Ostex International, Inc., President, CEO and a director of Scriptgen Pharmaceuticals, Inc. and Chairman of the Board, President and Chief Executive Officer of Gen-Probe Incorporated.  Mr. Bologna has a proven track record of over twenty years leading venture-backed private and public biotechnology companies, turnarounds, and highly profitable healthcare divisions and subsidiaries of Fortune 500 companies. Mr. Bologna holds an MBA and Bachelor of Science degrees from New York University.

C. Geoffrey Davis, Ph.D joined the Company as a director in September 2007. Currently, Dr. Davis is the CEO and Chairman and a director of Angelica Therapeutics, Inc., a privately held biotechnology company. In 1996, Dr. Davis founded Abgenix, Inc. in Fremont, California, where he served as the Chief Scientific Officer and led the development of the XenoMouse® technology and was involved in the research and development of Vectibix®, a fully human monoclonal antibody approved for the treatment of colorectal cancer. Dr. Davis also guided the discovery of 11 other antibodies currently in clinical trials. Abgenix was acquired by Amgen in early 2006. Prior to founding Abgenix, Dr. Davis was a faculty member at UCSF, an investigator with the Howard Hughes Medical Institute, and Director of Immunology at both Repligen Corp. and Cell Genesys, Inc. Dr. Davis received his Ph.D. in immunology from the University of California, San Francisco and completed his postdoctoral work at Southwestern University. He is the author of 37 publications and is an inventor on 11 issued patents. Mr. Davis serves as a director of Harbour Antibodies, AB and of Moerae Matrix.

Francis M. DiNuzzo has served as President and Chief Executive Officer since October 13, 2008 and was appointed to the Board on that date. Mr. DiNuzzo joined the Company in February 2008 as Executive Vice President Marketing and Chief Commercial Officer. Prior to joining SDI, Mr. DiNuzzo spent 26 years at Agilent Technologies / Hewlett Packard. He began his career in research and development in 1981 and advanced through a series of functional management roles over the next 18 years. In 1999, Mr. DiNuzzo became General Manager of Agilent’s Chemical Solutions Business Unit where he had global responsibility for analytical equipment, consumables and service products serving the chemical, environmental, food and forensics markets. In 2001, Mr. DiNuzzo became General Manager of the Consumable and Services Business Unit, with global responsibility for all consumables and services across all Life Science and Chemical Analysis markets. In 2004, Mr. DiNuzzo became Vice President and General Manager of the Integrated Biology Solutions unit, a role where he formed a biotechnology business focused on Genomics, Proteomics and BioInformatics. Mr. DiNuzzo holds B.S and M.S. degrees in Engineering with a minor in Business Administration from the University of New Hampshire. Mr. DiNuzzo serves on the Board of Directors of Delaware Bioscience Association.

Stephen L. Waechter has served as a director of the Company since 2002. In June 2008, Mr. Waechter was appointed Chief Financial Officer and Vice President of Business Operations for Aeronautical Radio, Inc. Mr. Waechter served as Executive Vice President, Chief Financial Officer and Treasurer of CACI International Inc, a leading provider of information technology services and solutions, from April 1999 through 2007. From 1997 to 1999, he served as Executive Vice President, Chief Financial Officer and Treasurer of GTSI, Corp., a provider of integrated information technology solutions. Mr. Waechter serves as a director for NCI Information Systems, Inc. and Social and Scientific Services, Inc. He holds a B.A. in History from Christian Brothers College and received an M.B.A. from Xavier University.

David M. Wurzer joined the Company as a director in February 2010.  Since 2008, Mr. Wurzer has served as Managing Director, Investments at Connecticut Innovations (CI), the State’s “venture capital arm.”  He is responsible for sourcing and analyzing investment opportunities, leading CI investments in entrepreneurial high-tech ventures and advising portfolio companies.  Prior to joining Connecticut Innovations, Mr. Wurzer most recently served as Executive Vice President, Treasurer and Chief Financial Officer of CuraGen Corporation, a biopharmaceutical development company, from September 1997 through December 2007.  He has over 29 years of financial experience with growth-oriented companies, including direct involvement with raising capital, strategic transactions and mergers & acquisitions, for both start-up companies and publicly-held entities.  Mr. Wurzer holds a BBA degree in Accountancy from the University of Notre Dame.

Wayne P. Yetter is nominated to serve as a director of the Company.  In October 2009, Mr. Yetter  became Chief Executive Officer of ProActive for Patients Media, Inc., an early investment stage company providing a physician-to-patient messaging system to increase patient adherence to medication therapies.  Mr. Yetter served as Chief Executive Officer of Verispan LLC, a joint venture of McKesson Corp. and Quintiles Transnational, a leading provider of healthcare information and marketing services to the pharmaceutical industry, from September 2005 to August 2008 when the company was acquired by SDI Health.  Mr. Yetter had a 30 year career in the pharmaceutical industry and held executive positions at Pfizer, Merck, Astra-Merck (now AstraZeneca) and Novartis.  His roles included Vice President, Marketing Operations (global) and Vice President, Far East and Pacific at Merck, founding Chief Executive Officer of Astra-Merck, and President and Chief Executive Officer of Novartis Pharmaceuticals Corporation, the US division of Novartis AG.  He also served as Chief Operating Officer of IMS Health, a market research data company from 1999 until 2000, when he became Chairman and Chief Executive Officer of Synavant, Inc. (a Nasdaq listed spin-out of IMS).  Synavant was acquired by Dendrite International in 2003. Mr. Yetter currently serves as a director of EpiCept Corporation and InfuSystem Holdings, Inc. Previously, he served as Chairman of Noven Pharmaceuticals, Chairman of Transkaryotic Therapies, a director of Synvista Therapeutics, Inc., and Lead Independent Director of Matria Healthcare (each of these companies was acquired). He also served on the Executive Committee of PhRMA, the pharmaceutical industry association, from 1997-1999.  Mr. Yetter holds a B.A. in Biology from Wilkes University and received an M.B.A from Bryant University.

The Board of Directors

Experience, Qualifications, Attributes and Skills

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business.  With respect to their consideration of diversity of background, neither the Nominating & Corporate Governance Committee nor the full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes.  In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating & Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

All of our current Board members share certain qualifications and attributes consistent with these criteria, which are set forth in the Company’s Corporate & Governance Guidelines and Policies, including unquestioned personal ethics and integrity and possessing skills and experience aligned with Strategic Diagnostics Inc.’s strategic direction and operating challenges and that complement the overall composition of the Board. In addition, each Board member has demonstrated certain core business competencies, including high achievement and a record of success, financial literacy, a history of making good business decisions and exposure to best practices.

The following highlights the specific experience, qualifications, attributes and skills of our individual Board members that have led the Nominating & Corporate Governance Committee to conclude that these individuals should continue to serve on our Board:

Mr. van den Broek has significant investment research experience in the biotechnology and healthcare industries. His proven skills as a financial analyst and fund manager are valuable in his role on the Company’s Audit Committee.

Mr. Becker brings extensive insight into asset and investment management in the healthcare and technology industries.  He also helps provide important guidance regarding various financial matters.

Mr. Bologna has several years of senior leadership in biotechnology companies, including public and privately held firms.  His experience in change management and business process is of importance to the Company.

Dr. Davis is a published author and named inventor on several patents.  His expertise in therapeutic antibody research and development helps guide the further growth of the Company’s Life Science product portfolio.

Mr. Waechter provides critical guidance as the Chairman of the Audit Committee.  He has years of executive-level financial management, including as the Chief Financial Officer of numerous companies.  Mr. Waechter is considered an “audit committee financial expert” under the criteria adopted by the SEC and brings to the Audit Committee exceptional experience and understanding in the auditing and accounting fields.

Mr. Yetter brings strong experience in senior leadership in pharmaceutical and healthcare - related companies, including public and privately held firms. His experience in these industries is of importance to the Company.

Mr. Wurzer has years of senior-level management experience in growing companies.  His wealth of knowledge in the investment arena is of importance to the Company as it continues to pursue opportunities for partnerships, alliances and future growth.

CORPORATE GOVERNANCE

Board Risk Oversight

The Board of Directors, acting mainly through the Audit Committee, is actively involved in the oversight of the significant risks affecting the Company’s operations and strategic initiatives.  Our risk analysis efforts are designed to identify the most significant risks that confront the Company, though these risks may vary from time to time.  Overall, the risks we assess encompass enterprise, operational, compliance and financial risks.

Management and our internal audit function periodically report to the Audit Committee and the Board of Directors on their assessment of risks facing the Company and mitigation activities designed to facilitate the maintenance of risk within acceptable levels.

Independence of Directors

The Board has determined that each member of the Board, other than Mr. DiNuzzo, is independent as determined in accordance with the applicable listing standards of the NASDAQ Global Market.

Compensation of Directors

Directors are entitled to receive compensation for their services as determined by a majority of the Board. However, directors who are employees, and who receive compensation for their services as such, are not entitled to receive any compensation for their services as a director of the Company. Board members are entitled to reimbursement for travel-related expenses incurred in attending meetings of the Board and of the committees.

Pursuant to the director compensation policy adopted in May 2003 and amended in May 2009, upon their election to the Board, non-employee directors will receive a non-statutory option to purchase, at the fair market value, which is equal to the greater of (A) the amount that is 10% greater than the trailing average closing price of the Common Stock for the five consecutive trading days ending on the date of grant, or (B) the closing price of the Common Stock on the date of grant, shares of Common Stock with an aggregate value of $30,000. This initial option is immediately vested with respect to one-third of the option shares, and the remaining shares subject to such option grant vest in a series of two (2) successive equal annual installments upon the optionee’s completion of each year of service as a Board member over the two-year period measured from the option grant date.

Each non-employee Board member shall also receive annual compensation in such amount as is determined, by a majority of Board, from time to time to be appropriate. Such compensation is currently established as set forth below:

●	Each non-employee Board member shall also receive an annual base retainer in cash of $25,000.

●	Directors will not receive payments for meeting attendance.

●	Non-employee members of the Board will receive the following annual retainers, payable in cash, for service to the Board in the following capacities:

Chairman of the Board	$20,000
Lead Outside Director (if any)	$10,000
Audit Committee Chair	$10,000
Compensation and Nominating & Corporate Governance Committee Chairs	$6,000
Committee Membership (non-Chair)	$3,000

On the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member following that meeting shall be granted (i) a non-statutory option to purchase 10,000 shares of Common Stock with a term of seven years and an exercise price per share that is equal to the greater of (A) the amount that is 10% greater than the trailing average closing price of the Common Stock for the five consecutive trading days ending on the date of grant, or (B) the closing price of the Common Stock on the date of grant; and (ii) 2,500 shares of the Common Stock, which such options and restricted stock shall vest in two (2) successive equal annual installments upon the first two anniversaries of the date of grant.  If directors are appointed during a year, they shall receive prorated equity grants as described in this paragraph with respect for their service during the remainder of the year ending with the next annual meeting of stockholders.

The following table shows the compensation paid to the members of the Company’s Board of Directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Share Awards (1)	Option Awards (1)	All Other Compensation	Total
Richard van den Broek	$30,500	$8,155	$11,798	--	$50,453
Steven R. Becker	$24,500	$8,155	$11,798	--	$44,453
Morton Collins	$1,500	$26,030	$9,977	--	$37,507
C. Geoffrey Davis	$29,000	$20,243	$10,854	--	$60,097
Herbert Lotman	--	$13,399	$9,977	--	$23,376
Clifford L. Spiro	$28,000	$18,365	$9,643	--	$56,008
Stephen L. Waechter	$30,600	$24,078	$9,643	--	$64,321
Grover C. Wrenn	$3,500	$53,814	$9,977	--	$67,291

(1)
The aggregate numbers of restricted shares and shares issuable upon the exercise of options to purchase shares for the directors outstanding as of December 31, 2009 are as follows: Mr. van den Broek (18,230 shares; options to purchase 26,021 shares); Mr. Becker 18,230 shares, options to purchase 26,021 shares); Mr. Collins (38,815 shares; options to purchase 84,000 shares); Mr. Davis (20,072 shares; options to purchase 25,575 shares); Mr. Lotman (29,401 shares; options to purchase 76,000 shares); Mr. Spiro (30,830 shares; options to purchase 41,895 shares);  and Mr. Waechter (53,443 shares; options to purchase 86,000 shares); and Mr. Wrenn (70,805 shares; options to purchase 64,000 shares).  Options were granted at $1.49 per share, the fair market value on the date of the grant. These shares were immediately vested with respect to one-third of the option shares, and the remaining unvested shares vest in a series of two (2) successive equal annual installments upon the optionee’s completion of each year of service as a Board member over the two-year period measured from the option grant date. Awards were granted at $1.49 per share, the fair market value on the date of the grant.

Stock Ownership Guidelines and Mandatory Retirement

The Company has no stock ownership requirements for directors, though directors are encouraged to buy and hold shares of the Company’s common stock.

Each Board member is required to retire from such position not later than the Annual Meeting immediately following such person’s 75th birthday.

Meetings of the Board of Directors and Committees

The Board held five meetings during the fiscal year ended December 31, 2009. Each of the directors attended at least 80% of the aggregate of the total number of meetings of the Board and of the committees of which he was a member which were held during the period he was a director or committee member.

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Strategy Committee. The following table shows the current membership of each committee, each committee’s functions and the number of meetings each committee held during the year ended December 31, 2009.

Number of
Meetings
Committee and Members	Functions of Committee		in 2009

Audit	●	Selects the Company’s independent registered public accounting firm	4
Clifford L. Spiro	●	Reviews the results and scope of the annual audit and the
Richard van den Broek		services provided by the Company’s independent registered public accounting firm
Stephen L. Waechter (1) (2)	●	Reviews the recommendations of the Company’s
independent registered public accounting firm with respect to the accounting system and controls

Compensation	●	Reviews and approves salaries for all corporate officers	3
Steven R. Becker	●	Reviews and approves all incentive and special
C. Geoffrey Davis		compensation plans and programs
Clifford L. Spiro (1)	●	Reviews and approves management succession planning
	●	Conducts special competitive studies
	●	Retains compensation consultants as necessary and
appropriate

Nominating & Corporate Governance	●	Identifies individuals eligible to become members of the	3
C. Geoffrey Davis (1)		Board of Directors
Steven R. Becker	●	Select and recommend to the Board the director nominees
Stephen L. Waechter		for the Board for the next annual meeting of shareholders
	●	Oversee the evaluation of the Board

(1)	Chairman
(2)	Audit Committee Financial Expert

The charters of the Audit, Compensation, and Nominating & Corporate Governance Committees are all available in the Investor Relations/Corporate Governance section of the Company’s website at www.sdix.com. The information on the website referenced in the Proxy Statement is not and should not be considered part of this Proxy Statement.

Director Attendance at Annual Meetings

The Company encourages all of the directors to attend the annual meeting of stockholders. The 2009 Annual Meeting of Stockholders was attended by all of the directors then in office.

Director Nominations and Qualifications

New Director Nominees

The Nominating & Corporate Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the current composition of the Board. This assessment includes experience in industry, finance, administration, operations and marketing, as well as diversity. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise.

Directors are expected to rigorously prepare for, attend and participate in Board meetings and meetings of the Committees of the Board of Directors on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. Service on other boards and other commitments is considered by the Nominating & Corporate Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process.

Selection of Director Candidates

The Board is responsible for selecting director candidates. The Board delegates the screening process to the Nominating & Corporate Governance Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. Candidates recommended by the Nominating & Corporate Governance  Committee are subject to approval by the Board. The Nominating & Corporate Governance  Committee is composed entirely of independent directors who qualify as independent under the NASDAQ Global Market requirements.

Stockholder Nominees

The policy of the Nominating & Corporate Governance  Committee is to consider properly submitted stockholder nominations for directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating & Corporate Governance  Committee seeks to address the criteria set forth above under “New Director Nominees.” Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance  Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Strategic Diagnostics Inc.
111 Pencader Dr.
Newark, DE 19702

In addition, stockholders may nominate directors for consideration at an annual stockholders meeting.  Article II, Section 3 of the Company’s By-Laws require that, among other things, (i) the stockholder or a representative of the stockholder must be present in person at the annual meeting, (ii) the notice of nomination must be received by the Company not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, the same timing requirement as for other stockholder proposals under Article I, Section 2 of the Company’s By-Laws; and (iii) the notice must include the full name and address of the nominee and the stockholder making the nomination, other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A and Schedule 14A under the Exchange Act, the nominee’s consent to the nomination and to serve, if elected, and certain other information relating to the nominee and the stockholder. If such notice of nomination is not timely or does not meet the information requirements in Article II, Section 3 of the Company’s By-Laws, then such nomination will not be considered at the 2011 Annual Meeting.

Identifying and Evaluating Nominees for Directors

The Nominating & Corporate Governance  Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating & Corporate Governance  Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating & Corporate Governance  Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating & Corporate Governance  Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating & Corporate Governance  Committee, and may be considered at any point during the year. As described above, the Nominating & Corporate Governance  Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, the Committee will consider the candidates at a regularly scheduled meeting held prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating & Corporate Governance  Committee. The Nominating & Corporate Governance  Committee may also review materials provided by professional search firms or other parties in connection with a nominee. In evaluating such nominations, the Nominating & Corporate Governance  Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Board Leadership Structure

The Board of Directors may determine from time to time what leadership works best for the Company, including whether the same individual should serve both as our Chairman and our Chief Executive Officer. In addition, the Board of Directors may choose to have a Lead Director.  To this point, our Board of Directors has always had a leader (either a Chairman or a Lead Independent Director) who has been independent of management.  Prior to his departure from the Board in May 2009, Mr. Wrenn served as Board Chairman since 1992.  Upon his departure from the Board, Mr. van den Broek became the Lead Independent Director.

Mr. van den Broek’s primary role as Lead Independent Director is to provide effective leadership for our independent directors, and to enhance the ability of the Board of Directors to provide independent oversight of the Company’s operations.

In addition, the Board of Directors receives strong leadership from all of its independent members.  The independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee, Compensation Committee and Nominating & Corporate Governance  Committee.  All of our directors take active roles in the activities of our Board of Directors at meetings of the full Board.  The Board believes that this open structure facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the independent directors of our operations and strategic initiatives, including the risks that may be attendant thereto.  All members of our Board are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.

Stockholder Communication with the Board

Stockholders may contact the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@sdix.com
Mail:	Board of Directors
Attn:	Richard van den Broek, Lead Independent Director or Stephen L. Waechter, Audit Committee Chairman or Corporate Secretary Strategic Diagnostics Inc. 111 Pencader Dr. Newark, DE 19702

Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Stockholder communications sent by email are delivered directly to Mr. van den Broek, the Lead Independent Director of the Board, and to the Secretary of the Company, who will promptly forward such communications to the specified director addressees. Stockholder communications sent by mail will be promptly forwarded by the Secretary of the Company to the specified director addressee or to Mr. van den Broek, if such communication is addressed to the full Board of Directors. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2011 annual shareholders meeting should follow the procedures specified under “Stockholder Proposals for 2011.” Stockholders wishing to nominate directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications.”

Stockholders and other interested parties may communicate with the Board of Directors, including members of the Audit Committee, to report complaints and other concerns about the Company’s activities, including its accounting, internal accounting controls or auditing matters by writing to the Board of Directors, or by email accessible at the Company’s website, www.sdix.com. Such communications may be anonymous. Communications to the Board regarding accounting, internal accounting controls or auditing matters will be referred to the Audit Committee.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to executive officers and senior financial employees. The Code of Ethics is available in the Investor Relations/Corporate Governance section of the Company’s website at www.sdix.com. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to or waiver from application of the Code of Ethics provisions by posting such changes to the Company’s website within four business days following the date of such amendment or waiver.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of change of ownership with the SEC. The Company has a program to assist its officers and directors in complying with the filing requirements of Section 16(a). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and other information gathered by the Company, the Company believes that during 2009 the executive officers and directors then subject to Section 16(a) complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Discussion and Analysis addresses the total compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”  However, while Mr. Fronczkowski served as our Vice President – Finance and Chief Financial Officer, his compensation was paid to him pursuant to and in accordance with a Separation Agreement and General Release, dated December 8, 2008 and amended effective April 3, 2009.  As such, while Mr. Fronczkowski’s compensation is described in the compensation tables beginning on page 19, it is not discussed in this Compensation Discussion and Analysis.

2009 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2009 was designed to meet the following objectives:

●
Provide compensation that helps attract and retain the best people in the industry. We refer to this objective as “competitive compensation.” To ensure that our executive pay is competitive, we compare our pay practices with those of other comparable companies and set our pay parameters in part based on this review. We strive for fair compensation, such that our executive officers will be equitably compensated compared to other executives at similar levels both inside the Company and at comparable companies.

●
Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.” Our executive officers are rewarded based upon selected performance measures, which may include corporate and individual measures. Corporate performance may be evaluated by achievement against various potential metrics selected by the Compensation Committee, which may include plan, the extent to which financial goals are met, including profitability, cash flow, performance relative to competitors and timely new product introductions. For 2009, these included overall Company revenue and profitability. In 2009, individual performance goals were not employed, except with respect to considering salary increases.  For 2010, our Compensation Committee will again use individual performance goals in establishing compensation.  Individual performance may be evaluated by reviewing organizational and business development progress against set strategic and tactical objectives in categories deemed essential for the ongoing success of the Company: personnel development, continuous process improvement, product innovation and profit enhancement.

●
Encourage a long-term perspective designed to align the interests of our executive officers with those of our shareholders. In this regard, we are committed to the use of equity-based compensation, both restricted stock and stock options, as a significant component of total compensation. We refer to this objective as “stakeholder incentives.”

●	Provide incentives to our executive officers to remain with our company for the long-term. We refer to this objective as “retention incentives.”

We fashioned various components of our 2009 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Variable Pay Component (Cash and Equity)	Competitive Compensation Performance Incentives Stakeholder Incentives Retention Incentives

For 2009, the Compensation Committee set the variable pay components of compensation for our named executive officers, described below, based solely on overall corporate performance goals, namely the achievement of revenue and profitability.  Overall corporate performance goals were exclusively used because the Compensation Committee and the Board believed that our named executive officers should focus on the financial growth of our entire Company, which was the prime focus of the Board for the year.  Individual performance goals were still established, but achievement of these goals has been factored solely into decisions regarding the person’s salary, overall employee rating and ranking, and retention and promotion.

Comparative Group

                In 2008, the Compensation Committee received data from PRM Consulting Group, which served as the Company’s independent compensation consultant, regarding a study of compensation practices at a selected comparative group of companies.  While no additional study was conducted in 2009, the Compensation Committee felt that the 2008 comparative data were sufficiently recent to provide a good basis for establishing our named officer compensation.  For Messrs. DiNuzzo and Bratton specifically, elements of their compensation as reflected in their employment agreement were established based on the 2008 review.

 In selecting the companies to which to compare our compensation practices, PRM Consulting Group focused on companies in our general industry that have revenue similar to ours. The list of the companies that comprised the comparative group provided by PRM Consulting Group was as follows:

Accelrys, Inc.	Exelixis, Inc.
Alpha Innotech Corp.	Harvard Bioscience, Inc.
AMDL, Inc.	Immunicon Corporation
Bio-Imaging Technologies, Inc.	Luminex Corporation
Bioanalytical Systems, Inc.	MEDTOX Scientific, Inc.
Caliper Life Sciences, Inc.	Nanogen, Inc.
Clinical Data, Inc.	New Brunswick Scientific Co., Inc.
Cryo-Cell International, Inc.	Sequenom, Inc.
Encorium Group, Inc.	SeraCare Life Sciences, Inc.
Enzo Biochem, Inc.	Transgenomic, Inc.

Salaries

As discussed above, the salaries for Messrs. DiNuzzo and Bratton were established in their employment agreement and offer letter, respectively.  A survey of competitive compensation practices that we commissioned in early 2007 revealed that current salary levels for certain executives were below our competitive targets, and accordingly we have made adjustments to our salary structure over the past two years.  In 2009, the Compensation Committee determined that further adjustments would be appropriate in the future to achieve closure with our salary goals over a three-year period. Accordingly, salaries were again adjusted, effective February 1, 2009. Annual salaries for our named executive officers during 2008, and their salaries as adjusted for 2009, are as follows:

	2008 Salary	2009 Salary
Name	(effective February 1, 2008)	(effective February 1, 2009)

Francis M. DiNuzzo (1)	$325,000	$325,000

Kevin J. Bratton	$ N/A	$240,000	(2)

James W. Stave	$240,000	$240,000

(1)
Mr. DiNuzzo’s 2008 salary was agreed upon when he joined the Company on February 25, 2008 at an annual rate of $225,000. This was increased to $325,000 when he was named President and Chief Executive Officer in October 2008.

(2)	Mr. Bratton’s 2009 salary was agreed upon when he joined the Company on June 1, 2009 as Vice President, Finance and Chief Financial Officer.

Variable Pay

We have a variable pay program for our named executive officers.  Under the program, both cash and equity awards are payable upon the achievement of established goals.  For 2009, the goals that were established were linked directly to the achievement of overall revenues and profitability.  These goals were not achieved, and thus for 2009, no awards were earned under our formal variable pay program.  However, as described below under “Bonuses Paid and Grants Made for 2009,” certain awards were made as a form of incentive compensation.

The principal objectives of our variable pay program are to provide an annual performance incentive (mainly utilizing the cash component of the program) and, utilizing the equity component, to provide additional incentives to senior management to strive to maximize stockholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its senior managers. The variable pay program utilizes vesting periods to encourage named executive officers to continue their employment with the Company and thereby acts as a retention device. The Company believes that this component of the program encourages named executive officers to maintain a long-term perspective.

At the outset of each year, we establish threshold, target and maximum amounts, and each named executive officer is entitled to earn variable pay equal to a percentage of their salary.  For 2010, the percentage of salary available to each named executive officer is 45% of such person’s salary, or 150% in the case of Mr. DiNuzzo. As discussed above, a portion of the target award is achievable with respect to individual goals. With respect to the portion of the target award that is achievable based on Company goals, the officer receives an amount equal to that portion of the target award multiplied by a fraction, the numerator of which is amount by which that performance measure, as actually achieved, exceeds a threshold amount set for that measure, and the denominator or which equals the amount by which the target amount for that measure exceeds the threshold amount. However, there is a cap on the payment of this portion of the target award at 200% thereof.

Under our variable pay program, we established overall Company revenue and profitability goals for 2009, which were the same for all of the named executive officers.  At the time the revenue and profitability goals for payment of target awards to our executives were established, we believed that the goals were achievable, but that the achievement of the goals was substantially uncertain. Ultimately, the targets were not achieved and, accordingly, no awards were made under our variable pay program.

In connection with the equity portion of the variable pay program, the Board may grant awards in the form of options and restricted shares at their discretion. This emphasis is in part a reflection of our policy of recording options as an expense at the time of issuance. Additionally, we believe that greater reliance on restricted shares reduces the potential dilutive impact from option grants. Further, the policy is intended to provide appropriate long-term incentives to our named executive officers that are consistent with the interests of shareholders.

Both options and restricted shares are subject to vesting over a four-year period beginning on the first anniversary of the date of grant. We believe that the vesting provisions serve as an incentive for continued employment.

Bonuses Paid and Grants Made for 2009

Like our other named executive officers, Mr. DiNuzzo would have been eligible to receive compensation under our variable pay program for 2009 had the applicable corporate performance goals been achieved.  As discussed above, these goals were not achieved; however, the Compensation Committee determined to make certain equity grants to Mr. DiNuzzo, and to pay Mr. DiNuzzo a total cash bonus of $85,000, as described below.

Specifically, the Compensation Committee reviewed Mr. DiNuzzo’s performance with respect to factors such as building a senior leadership team, creating a focused strategy, establishing Company policies and procedures, resetting the Company’s financial structure and accomplishing Company financial results.  Of these factors, Company financial results were weighted at 50% of the overall total, with the other factors comprising the remaining 50%.  Each factor was then graded on a scale of one through 10, with a score of five comprising average achievement.

The overall grade, on the one through 10 scale, was then to be applied to a target bonus opportunity of $478,500 (150% of his salary, the target bonus under the variable pay program) as follows:  A score of five, what the Compensation Committee considers to be an average score, would result in no bonus award.  For a score of six, the award would be 30% of target.  For scores of seven, eight, nine and 10, the awards would be bonuses of 60%, 90%, 120% and 150%, respectively, of target.

Overall, the Compensation Committee reached a grade of six out of 10 for Mr. DiNuzzo.  Thus, the Compensation Committee determined to award him a bonus equaling $100,000 in the aggregate, of which $25,000 was to be awarded in cash and $75,000 in the form of stock options priced at the greater of 10% above the 5-day average share price on the date of grant, and the closing price of the common stock on the date of grant.

In addition to this award, the Compensation Committee also made a special one-time cash bonus award to Mr. DiNuzzo of $60,000, in recognition of his contributions to the Company during a transitional year, during which the Compensation Committee believes Mr. DiNuzzo made substantial contributions in positioning the Company for future growth.

Under his employment agreement, Mr. Bratton is eligible to receive annual incentive compensation of up to 45% of his base salary, based on the achievement of overall Company performance goals.  For 2009, his variable pay opportunity was prorated for the portion of 2009 during which he served, and 50% of such prorated amount ($31,500) was guaranteed. While our corporate performance targets for 2009 under the variable pay program were not achieved, Mr. Bratton received incentive compensation, reflected in the “Bonus” column of the Summary Compensation Table, of $50,000, equivalent to the guaranteed amount plus an additional $18,500 which the Compensation Committee determined to award Mr. Bratton in recognition of his contributions in positioning the Company for future growth.  Mr. Bratton also received a one-time signing bonus of $20,000, also reflected in the “Bonus” column of the Summary Compensation Table.

Stock-Based Award Grant Practices

We follow certain practices for the grant of stock-based awards. Among other things, these practices encompass the following principles:

●	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.

●	Stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions.

●
The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the closing price of the common stock on the NASDAQ Global Market on the date of grant or, in certain cases, above such closing price.

●	Backdating of stock options is prohibited.

Change of Control Severance Plan

We have a Change of Control Severance Plan pursuant which our named executive officers and certain other key employees are eligible to receive benefits upon their termination of employment, under certain circumstances, if such termination follows, or is shortly prior to, a Change of Control (as defined in the plan). Specific aspects of this plan are described under “Change of Control Severance Plan and Potential Payments Upon Change of Control,” below. Subject to the terms and conditions of this plan, participants are entitled to: (1) a lump sum cash payment or salary continuation equal to the participant’s then current annual base salary, prorated for partial periods, (2) extension of medical and dental benefits for the applicable severance period, (3) a prorated bonus under the variable pay program for the year in which the termination occurs, (4) extension of the exercise time period for outstanding stock options to the date that is one year following the participant’s date of termination and (5) executive outplacement services. In certain circumstances, participants may also receive an additional payment relating to income taxes on their severance benefits if the total payments to any of our named executive officers under the terms of the management severance plan are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other officers listed in the summary compensation table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company. While we believe that all compensation paid to our executives in 2009 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible, particularly in those years in which restricted share awards vest.

As noted above, under the Change of Control Severance Plan, we may in certain circumstances make additional payments to our named executive officers if payments to them resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We included this provision in the Change of Control Severance Plan in order to enhance the motivation of our named executive officers to further increase shareholder value while remaining employed by us. We believe that these incentives would be frustrated by the possible imposition of the need for our executive officers to pay an excise tax upon the receipt of their change of control benefit under the Change of Control Severance Plan, and we do not believe that the provisions of the Change of Control Severance Plan should provide even a potential disincentive to our named executive officers’ pursuit of a change of control that otherwise might be in the best interests of the Company and its stockholders. Accordingly, we determined to provide payment to reimburse our named executive officers for any excise taxes payable in connection with the change of control payment, as well as any taxes that accrue as a result of our reimbursement.

Role of Executive Officers in Determining Executive Compensation for Named Executive Officers

In connection with 2009 compensation, Mr. DiNuzzo provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels with respect to the achievement of the personal goals that had been set for individual executives.  While Mr. DiNuzzo did submit a self-analysis with respect to his own performance, the Compensation Committee made all decisions regarding Mr. DiNuzzo’s performance independent of his analysis. While the Compensation Committee utilized this information, and valued Mr. DiNuzzo’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

Perquisites and Other Personal Benefits

In addition to the components noted above, our total executive compensation program also includes various benefits, such as health insurance plans, other insured benefits, paid leave and retirement plans in which substantially all of the Company’s employees participate. At the present time, the only plans in effect are health, dental, life and disability insurance plans, a 401(k) plan and the severance plan for certain senior officers of the Company described under “Change of Control Severance Plan.”

Summary Compensation Table

The following table shows, for the years ended December 31, 2009, 2008 and 2007, the compensation paid or accrued by the Company to our named executive officers.

Name and Principal Position		Salary($)	Bonus($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Francis M. DiNuzzo	2009	337,500	85,000	-	-	-	11,813	434,313
President and Chief	2008	243,038	-	124,200	377,850	110,000	5,020	860,108
Executive Officer	2007	-	-	-	-	-	-	-

Kevin J. Bratton	2009	138,462	70,000	37,500	53,250	-	2,262	294,957
Vice President	2008	-	-	-	-	-	-	-
and Chief Financial Officer (4)	2007	-	-	-	-	-	-	-

James W. Stave, Ph.D.	2009	249,231	-	-	-	-	8,723	257,954
Vice President,	2008	236,154	-	38,172	38,348	17,000	7,996	321,715
Research and Development	2007	209,414	-	-	68,750	72,865	6,298	357,327

Stanley A. Froczkowski	2009	220,769	-	-	-	-	4,553	225,322
Vice President	2008	202,115	-	32,381	32,527	25,000	6,839	317,884
and Chief Financial Officer (5)	2007	167,611	-	93,420	132,000	55,725	2,631	451,387

(1)
The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

(2)
These amounts are based upon the grant date fair value of the option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in the column are set forth in note 6 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.  For information regarding the number of shares subject to 2009 stock option grants, other features of those grants, and the grant date fair value of the grants, see the Grants of Plan-Based Awards table on page 20.

(3)	All other compensation includes Company matching contributions to 401(k) accounts.

(4)	Mr. Bratton joined the Company on June 1, 2009 as Vice President, Finance and Chief Financial Officer.

(5)	Mr. Fronczkowski was Vice President, Finance and Chief Financial Officer through May 31, 2009, although his employment with the Company did not end until July 3, 2009.

Grants of Plan-Based Awards

The following table summarizes plan-based awards made to each of our named executive officers for 2009.

		All Other	All Other
		Stock	Option		Grant
		Awards:	Awards:		Date Fair
		Number of	Number of	Exercise or	Value of
		Shares of	Securities	Base Price	Share and
	Grant	Stock or	Underlying	of Option	Option
Name	Date	Units	Options:	Awards	Awards (1)

Francis M. DiNuzzo	N/A	-	-	-	-

Kevin J. Bratton	6/1/2009	25,000	-	-	$37,500
	6/1/2009	-	75,000	$1.50	$53,250

James W. Stave	N/A	-	-	-	-

Stanley A. Fronczkowski	N/A	-	-	-	-

(1)
The value of the restricted share awards was based on the closing price of the common stock on the NASDAQ Global Market on the date of grant. The value of the share options reflects a per option value of $0.71 for Mr. Bratton, arrived at through a Black-Scholes analysis. The assumptions used in this analysis were as follows:

●          expected life of 6 years
●          volatility of 51.6%
●          risk free interest rates of 2.92%
●          No dividend yield

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by our named executive officers on December 31, 2009.

	Option Awards				Stock Awards
	Number of Shares Underlying Unexercised Options

						Market Value
					Number of	of Shares or
					of Shares or	Units of
			Option	Option	Units or Stock	Stock that
			Exercise	Expiration	That Have	Have Not
Name	Exercisable	Unexercisable	Price	Date	Not Vested	Vested (1)

Francis M. DiNuzzo	20,000	40,000	$4.60	2/25/2018	--	--
	25,000	--	$3.70	6/11/2018	--	--
	62,500	187,500	$1.50	10/13/2018	18,000	$24,480
	--	--	--	--	--	--

Kevin J. Bratton	--	75,000	$1.50	11/4/2009	--	--
	--	--	--	--	25,000	$34,000

James W. Stave, Ph.D.	75,000	--	$4.08	8/9/2011	--	--
	25,000	--	$3.15	12/30/2012	--	--
	15,000	--	$3.45	1/3/2013	--	--
	6,300	--	$3.05	1/24/2015	--	--
	8,333	16,667	$4.36	2/27/2017	--	--
	5,810	11,621	$4.56	2/26/2018	2,791	$3,796

Stanley A. Fronczkowski	--	--	--	--	--	--

(1)	Value is calculated by multiplying the number of shares subject to vesting by $1.36, the closing price of the common shares on the NASDAQ Global Market on December 31, 2009.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2009.

	Option Awards		Stock Awards

	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise	Vesting	on Vesting(1)

Francis M. DiNuzzo	--	--	9,000	$8,190
Kevin J. Bratton	--	--	--	--
James W. Stave, Ph.D.	--	--	2,790	$2,511
Stanley A. Fronczkowski	--	--	11,367	$11,940

(1)
Value is calculated by multiplying the number of shares subject to vesting by the closing price of the common stock on the NASDAQ Global Market on the anniversary of the grant date less $0.01, which represents par value paid for the shares.

Equity Compensation

The table below presents certain information, as of December 31, 2009, concerning securities issuable in connection with equity compensation plans that have been approved by the Company’s stockholders and that have not been approved by the Company’s stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan
approved by security
holders	1,541,800	$2.90	1,906,731

Equity compensation
not approved by
security holders	160,000	$1.50	-

Total	1,701,800	$2.77	1,906,731

The 160,000 shares underlying options granted under equity compensation not approved by security holders were granted in connection with the Company’s hiring of Monette Greenway, the former Vice President of Marketing and Sales, on January 28, 2009; and Kevin J. Bratton, the Chief Financial Officer, on June 1, 2009.  Ms. Greenway and Mr. Bratton received grants of ten-year nonqualified stock options in the amounts of 85,000 and 75,000, respectively.  Each grant was made at an exercise price of $1.50.

Executive Employment Agreements

The Company maintains an employment agreement dated as of October 13, 2008 with Mr. DiNuzzo, which provides for compensation at an annual rate of $325,000 with annual increases determined by the Compensation Committee.  This salary has been increased as discussed under Compensation Discussion and Analysis.  Under this agreement, Mr. DiNuzzo was granted options to purchase 250,000 shares of common stock, which options become exercisable at a rate of 25% annually beginning on the first anniversary of the grant date.  This agreement was for an initial three-year term and is automatically extended for subsequent one-year terms unless otherwise terminated by Mr. DiNuzzo or the Board by giving not less than 30 days written notice.  Mr. DiNuzzo will be entitled to receive salary and benefits then in effect for eleven months after termination of the agreement by Mr. DiNuzzo for good reason (as defined in the agreement) or by the Company without cause.

The Company maintains an employment agreement with Dr. Stave, dated as of January 1, 1997, which provided for compensation at the annual rate of $99,600, with annual increases as determined by the Compensation Committee.  This salary has been increased as discussed under Compensation Discussion and Analysis.  Dr. Stave was also entitled to an annual bonus as determined by the Compensation Committee.  Under this agreement, the Company granted Dr. Stave options to purchase 60,000 shares of the Common Stock, which options became exercisable at a rate of 25% annually on October 1 of each of the four years following the year the agreement was executed.  This agreement was for an initial one-year term and is automatically extended for subsequent one-year terms unless otherwise terminated by Dr. Stave or the Board by giving not less than 60 days written notice.

The Company maintains an offer letter with Mr. Bratton, dated as of May 18, 2009, which outlines the terms of his employment.  This letter provides for compensation at an annual rate of $240,000 with annual increases as determined by the Compensation Committee.  Under this agreement, Mr. Bratton received options to purchase 75,000 shares of common stock, which options become exercisable at a rate of 25% annually beginning on the first anniversary of the grant date.  Mr. Bratton was also granted 25,000 shares of restricted stock, which were granted with the same terms as the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our named executive officers are entitled to receive certain payments and other benefits in connection with certain separations from employment or following a change in control of the Company.  Those payments or benefits are provided by the terms of our plans or by the terms of their employment agreements, as reflected in the table below.

Among other things, these payments arise under the Company’s Change of Control Severance Agreement (the “Severance Agreement”).

Pursuant to the Plan, Mr. DiNuzzo, Dr. Stave and Mr. Bratton and certain other key employees of the Company (each a “Participant,” and collectively, the “Participants”) are eligible to receive benefits upon the Participant’s termination of employment, under certain circumstances, if such termination follows, or is shortly prior to, a Change of Control (as defined in the Severance Agreement).

Subject to the terms and conditions of the Severance Agreement, Participants are entitled to: (1) a lump sum cash payment or salary continuation equal to the Participant’s then current annual base salary, prorated for partial periods (twelve months for Messrs. DiNuzzo and Bratton and Dr. Stave), (2) extension of medical and dental benefits for the applicable severance period, (3) a prorated bonus under the Company’s Annual Incentive Plan for the year in which the termination occurs, payment of which shall be made at the same time and under the same terms and conditions as bonuses are paid to employees of the Company (provided that such bonus shall equal no less than the average of the bonuses awarded to the named executive officer for the three (3) years (or lesser number of years for which the named executive officer was employed by the Company) preceding the year in which the named executive officer’s termination occurs), (4) extension of the exercise time period for outstanding stock options to the date that is one year following the Participant’s date of termination and (5) executive outplacement services.  In certain circumstances, Participants may also receive an additional payment relating to income taxes on their severance benefits.

Had a Change of Control occurred with an effective date of December 31, 2009, the executives named below would have received approximately the amounts set forth as follows:

	Approximate
Name	Payment Amount ($)

Francis M. DiNuzzo	$410,000	(1)

Kevin J. Bratton	$296,636

James W. Stave, Ph.D.	$258,859

(1)	Any payments to Mr. DiNuzzo are contingent on his entering into a general release agreement with the Company.

Related Party Transactions and Approval Policy

Mr. Lotman, a former Board member, is the majority shareholder and manager of Molecular Circuitry LLC (formerly Molecular Circuitry, Inc.).  On July 8, 2002, the Company purchased certain assets of Molecular Circuitry, Inc. (MCI).  The purchased assets consist primarily of various proprietary media technology that are used in combination with the Company’s diagnostic tests for food-borne pathogens including Salmonella and E. coli.  The assets purchased also include the sales and marketing rights to the ruminant feed test product line that the Company and MCI have been jointly developing in collaboration with McDonald’s Corporation.  In consideration for these and other related assets, the Company issued to MCI 600,000 unregistered shares of the Common Stock at an aggregate value of $2,502,000, or at a per share price of $4.17, computed by averaging the closing sale price of the Common Stock as reported by he NASDAQ Global Market for the period beginning on the two business days before the acquisition and ending two business days after the acquisition.  In addition, the Company is obligated to pay MCI a continuing royalty for ten years on sales of specified products and/or components of products.  For the years ended December 31, 2009 and 2008, the Company incurred $161,963 and $165,574, respectively, of royalty expense under this arrangement.

Our Code of Ethics mandate that officers and directors bring promptly to the attention of our Compliance Officer, currently our Chief Financial Officer, any transaction or series of transactions that may result in a conflict of interest between that person and the Company.  Following any disclosure, our Compliance Officer will then review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question.  After this review, the Chairman of the Audit Committee and the Compliance Officer determine whether the matter should be brought to the Audit Committee or the full Board of Directors for approval.  In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are arm’s length and the overall fairness of the transaction to the Company.  If a member of the Audit Committee or the Board is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction.  The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these Proxy Materials.

COMPENSATION
COMMITTEE

Clifford Spiro (Chair)
Steven R. Becker
C. Geoffrey Davis

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three non-employee directors.  The Board of Directors has determined that each member of the Audit Committee is financially literate and independent as required by applicable listing standards of the NASDAQ Global Market, and that Mr. Waechter is an “audit committee financial expert,” as defined by the SEC.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process.  The Audit Committee operates pursuant to a written Charter that was adopted by the Board on June 21, 2000, and is periodically amended and restated.  The last such amendment and restatement was approved February 28, 2006.  As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm, reviews the results and scope of the annual audit, quarterly reviews and the services provided by the Company’s independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 All Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

While Mr. Waechter qualifies as an audit committee financial expert, none of the members of the Audit Committee is professionally engaged in the practice of auditing or accounting or is an expert in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the SEC.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

Consistent with policies of the Securities and Exchange Commission regarding auditor independence and the Audit Committee Charter, the Audit Committee has the responsibility for appointing, retaining, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

All of the audit-related, tax and other services provided by KPMG LLP in fiscal year 2009 and related fees were approved in advance by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Stephen L. Waechter (Chair)
Clifford L. Spiro
Richard van den Broek

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

OTHER MATTERS

Independent Registered Public Accounting Firm

The accounting firm of KPMG LLP has served as the Company’s independent registered public accounting firm since September 1998, and has been selected to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010. A representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees. Fees billed to the Company by KPMG LLP during 2009 and 2008 for audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for such years, for the review of those financial statements included in the Company’s Quarterly Reports on Form 10-Q during such years, and for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, totaled $255,000 and $260,500, respectively.

Tax Fees. Fees billed to the Company by KPMG LLP during 2009 and 2008 for professional services rendered for tax compliance, tax advice and tax planning totaled $46,882 and $63,500, respectively.

All Other Fees. There were no additional fees billed to the Company by KPMG LLP during 2009 or 2008 for products and services, other than services reported in the two preceding paragraphs.

All of the services described in the preceding paragraphs were approved by the Audit Committee pursuant to applicable regulations.

Stockholder Proposals For 2011

All proposals of any stockholder of the Company that such stockholder wishes to be presented at the 2011 Annual Meeting of Stockholders and included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than December 17, 2010 to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Chief Financial Officer of the Company at the address appearing in the section of this proxy statement entitled “Other Matters – General.” A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in management’s proxy soliciting material for the 2011 Annual Meeting of Stockholders.

A stockholder of the Company may wish to have a proposal presented at the 2011 Annual Meeting of Stockholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. Pursuant to Article I, Section 2 of the Company’s By-Laws, notice of any such proposal must be received by the Company between January 18, 2011 and March 4, 2011. Such proposal must also meet certain information requirements set forth in Article I, Section 2 of the Company’s By-Laws. If such proposal is not timely or does not meet the information requirements in Article I, Section 2 of the Company’s By-Laws, then such proposal will not be presented for action at the 2011 Annual Meeting.

In addition, if a stockholder wishes to nominate a director candidate at the 2011 Annual Meeting, such stockholder must comply with the requirements described in “Other Information as to Directors – Director Nominations and Qualifications – Stockholder Nominees.”

If any stockholder proposal, including director nomination, is not received on or before March 4, 2011, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxy holders will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Chief Financial Officer of the Company at the address appearing in the section of this proxy statement entitled “Other Matters – General.”

General

The Board knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives to the proxy holders discretionary authority in the event any additional matters should be properly presented.

The Company’s 2009 Annual Report on Form 10-K, including financial statements for the fiscal year ended December 31, 2009, accompanies this Proxy Statement.

The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement. The entire cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. Additionally, the Company will request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith. Only one Proxy Statement is delivered to multiple security holders sharing an address, unless such security holders have requested otherwise.

Certain information contained in this Proxy Statement relating to the occupation and security holdings of the directors and officers of the Company is based upon information received from the individual directors and officers.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE.

STRATEGIC DIAGNOSTICS INC.
111 Pencader Drive
Newark, Delaware
April 19, 2010

STRATEGIC DIAGNOSTICS INC. 111 PENCADER DRIVE NEWARK, DE 19702-3322	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To  sign up  for electronic  delivery, please  follow the instructions above to vote using  the Internet  and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone   telephone   to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting  date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11514	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STRATEGIC DIAGNOSTICS INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends a vote "FOR" Proposal 1.		m	m	m

Vote on Directors

1.	Election of Class II Directors
Nominees:
01) C. Geoffrey Davis
02) Richard van den Broek
03) Stephen L. Waechter
04) Wayne P. Yetter

NOTE: If you do not wish these shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominees(s) name(s). The shares will be voted for the remaining nominee(s).

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the stockholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

STRATEGIC DIAGNOSTICS INC.

Dear Stockholder,

Please take note of the important information regarding the Company’s management and financial results enclosed with this Proxy Ballot.

Stockholder  votes on the  election  of the  Company’s directors are important  and stockholders are strongly encouraged to exercise their right to vote.

Please mark the boxes on this proxy card to indicate how the shares represented by this card will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Votes must be received prior to the Annual Meeting of Stockholders on May 18, 2010.
Sincerely,

Strategic Diagnostics Inc.

Directions to the Embassy Suites Newark – Wilmington/South

From the North (Philadelphia, New York, New Jersey):
From I-95 North, take Exit 1B in Delaware (Rt. 896 north - South College Ave). Once on 896 North follow through three traffic lights. At the fourth traffic light make a U-turn and then access hotel on the righthand side.

From the South (Baltimore, Washington,  DC):
From I-95 South, take Exit 1 Route 896 North towards Newark. Once on 896 North travel through three traffic lights. At the fourth traffic light make a U-turn and then access hotel on the righthand side. From I-95 North, take Exit 1B Route 896 North towards Newark. Once on 896 North travel through three traffic lights. At the fourth traffic light make a U-turn and then access hotel on the righthand side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DETACH CARD	DETACH CARD

STRATEGIC DIAGNOSTICS  INC.
111 Pencader Drive
Newark, Delaware  19702

Annual Meeting of Stockholders - May 18, 2010
Proxy Solicited on Behalf of the Board of Directors

The undersigned,  revoking all prior proxies, hereby appoints  Francis M. DiNuzzo and Steven R. Becker  as Proxies, with full power  of substitution  to each,  to vote for and on behalf of the undersigned  at the 2010  Annual Meeting  of Stockholders  of STRATEGIC DIAGNOSTICS INC. to be held at the Embassy Suites Newark – Wilmington/South, 654 South College Avenue, Newark, Delaware 19713, on Tuesday, May 18, 2010, at 10:00 a.m. local time, and at any adjournment  or adjournments  thereof.   The undersigned  hereby directs the said Proxies to vote in accordance  with their judgment  on any matters  which may properly come before the Annual Meeting,  all as set forth in the Notice of Annual Meeting,  receipt of which is hereby acknowledged,  and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE COMPLETE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please be sure to sign and date this Proxy. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment thereof.